VAN WAGONER FUNDS

FORM N-SAR

REPORT FOR THE SIX MONTHS ENDED JUNE 30, 1999

SUB-ITEM 77K - CHANGES IN REGISTRANT'S CERTIFYING
ACCOUNTANT

On February 2, 1999, the Board of Directors of the Van
Wagoner Funds, Inc. (the "Company") approved the engagement of Ernst & Young LLP as the auditors of the Company for the fiscal year ending December 31, 1999.
Ernst & Young LLP replaces the firm of
PricewaterhouseCoopers LLP ("PwC"), who was dismissed as auditors of the Company effective February 28, 1999.

The reports of PwC on the Company's financial statements for the fiscal years ended December 31, 1998 and 1997 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the preparation for the audit of the Company's financial statements for the fiscal years ended
December 31, 1998 and 1997, and the subsequent interim period ended February 28, 1999, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in connection with their report.